UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2011, EXCO Resources, Inc. (“EXCO”) entered into that certain Third Amendment to Credit Agreement by and among EXCO, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein (the “Third Amendment”). The Third Amendment increased the borrowing base under EXCO’s current credit agreement (the “Credit Agreement”) from $1.0 billion to $1.5 billion. In addition, the interest rate was decreased by 50 basis points (bps) and now ranges from LIBOR plus 150 bps to LIBOR plus 250 bps depending upon borrowing base usage. The Alternate Base Rate (“ABR”) pricing alternative was also decreased by 50 bps and now ranges from ABR plus 50 bps to ABR plus 150 bps depending upon borrowing base usage. The Third Amendment further provided that the ratio of consolidated funded indebtedness (as defined in the Credit Agreement) to consolidated EBITDAX (as defined in the Credit Agreement) may not be greater than 4.0 (formerly 3.5) to 1.0 at the end of any fiscal quarter ending on or after December 31, 2010. The maturity date of the Credit Agreement was also extended from April 30, 2014 to April 1, 2016.

The foregoing description is not complete and is qualified in its entirety by the Third Amendment, which is filed herewith and incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Third Amendment to Credit Agreement, dated as of April 1, 2011, among EXCO Resources, Inc., as Borrower, certain subsidiaries of Borrower, as Guarantors, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC.

Date: April 4, 2011	By:	/s/ J. DOUGLAS RAMSEY
		Name:	J. Douglas Ramsey, Ph.D.
		Title:	Vice President – Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Credit Agreement, dated as of April 1, 2011, among EXCO Resources, Inc., as Borrower, certain subsidiaries of Borrower, as Guarantors, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.